UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 21, 2008

PHARMATHENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland		21401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 21, 2009, the board of directors of PharmAthene, Inc. (the “Company”) approved a form of indemnification agreement (the “Indemnification Agreement”) and authorized the Company to enter into such Indemnification Agreement with each of the Company’s current directors and executive officers, as well as other key employees to be identified by the chief executive officer from time to time.

Pursuant to the Indemnification Agreements, the Company generally agreed, in exchange for each person’s continued service as a director, officer or other employee, as applicable, to indemnify and hold harmless each such person to the fullest extent permitted by law against certain expenses, judgments, penalties, fines and settlement payments incurred in connection with any proceeding other than a derivative suit (and against certain expenses in connection with a derivative suit) and resulting from his or her service to the Company.

The foregoing description of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by reference to the actual agreement, a form of which is attached hereto as Exhibit 10.45.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously described, in 2008, the compensation committee of the Company’s board of directors adopted a bonus program (the “2008 Bonus Program”) for the Company’s executive officers and other employees identified from time to time by the chief executive officer.  In recognition of current economic and market conditions, the compensation committee recommended making bonus payments under this program partially in cash and partially in restricted shares of the Company’s common stock (the “Restricted Shares”).   On January 21, 2009, the board of directors approved the issuance of an aggregate of up to 259,060 Restricted Shares to the Company’s employees, including executive officers, in accordance with this recommendation.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

No.	Description

10.45	Form of Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC.
(Registrant)

Date: January 27, 2009	By:	/s/ Christopher C. Camut
Christopher C. Camut
Vice President and Chief Financial Officer